EXHIBIT 10.2

                  OTC COMMUNICATIONS CORP. CONSULTING AGREEMENT

         AGREEMENT made as of the 16th day of July, 1998 by and between Eagle Wireless International, maintaining its principal offices at 910 Gemini Ave., Houston, Texas 77058 (hereinafter referred to as "Client") and OTC Communications Corp., a Commonwealth of Massachusetts corporation maintaining its principal offices at 1040 Great Plain Ave., Needham, Maine 02192 (hereinafter referred to as the "Company").

                                   WITNESSETH:

         WHEREAS, Company is engaged in the business of providing and rendering public relations and communications services and has knowledge, expertise and personnel to render the requisite services to Client; and

         WHEREAS, Client is desirous of retaining Company for the purpose of obtaining public relations and corporate communications services so as to better, more fully and more effectively deal and communicate with its shareholders and the investment banking community.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

         I. Engagement of Company. Client herewith engages Company and Company agrees to render to Client public relations, communications, advisory and consulting services.

         A. The consulting services to be provided by the Company shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities and to stimulate the investment community's interest in Client. Client acknowledges that Company's ability to relate information regarding Client's activities is directly related to the information provided by Client to the Company.

         B. Client acknowledges that Company will devote such time as is reasonably necessary to perform the services for Client, having due regard for Company's commitments and obligations to other businesses for which it performs consulting services.

         II.  Compensation and Expense Reimbursement.

         A. Client will pay the Company, as compensation for the services provided for in this Agreement and as reimbursement for expenses incurred by Company on Client's behalf, in the manner set forth in Schedule A annexed to this Agreement which Schedule is incorporated herein by reference.

         B. In addition to the compensation and expense reimbursement referred to in Section II(A) above, Company shall be entitled to receive from Client a "Transaction Fee," as a result of any Transaction (as described below) between Client and any other company, entity, person, group or persons or other party which is introduced to, or put in contact with, Client by Company, or by which Client has been introduced to, or has been put in contact with, by Company. A "Transaction" shall mean merger, sale of stock, sale of assets, consolidation or other similar transaction or series or combination of transactions whereby Client or such other party transfer to the other, or both transfer to a third entity or person, stock, assets, or any interest in its business in exchange for stock, assets, securities, cash or other valuable property or rights, or wherein they make a contribution of capital or services to a joint venture, commonly owned enterprise or business opportunity with the other for purposes of future business operations and opportunities. To be a Transaction covered by this section, the transaction must occur during the term of this Agreement or the one year period following the expiration of this Agreement.

         The calculation of a Transaction Fee shall be based upon the total value of the consideration, securities, property, business, assets or other value given, paid, transferred or contributed by, or to, the Client and shall equal 5% of the dollar value of the Transaction. Such fee shall be paid by certified funds at the closing of the Transaction. Funds are defined as cash or securities. Client may elect to include the cost of the transaction fee as part of a transaction's closing costs and reserves the right to have a party other than the Client to pay the transaction fee to the Company.

         Term and Termination. This Agreement shall be for a period of one year commencing July 16, 1998 and terminating July 15, 1999. If the Client does not cancel the contract during the term, the contract will be automatically extended for an additional year. Either party hereto shall have the right to terminate this Agreement anytime upon 30 days prior written notice to the other party.

         Treatment of Confidential Information. Company shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Company in connection with Company's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). The Company will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Company is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

         Representation by Company of other clients. Client acknowledges and consents to Company rendering public relations, consulting and/or communications services to other clients of the Company engaged in the same or similar business as that of Client.

         Indemnification by Client as to Information Provided to Company. Client acknowledges that Company, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Company, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by the Client's President, CFO and Director of Investor Relations to Company.

         Independent Contractor. It is expressly agreed that Company is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Company or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be customary in an employer-employee relationship.

         Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

         Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

         Entire Agreement. The within agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

         Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

         Ownership of leads obtained by Company. All leads provided to the Client will become the property of the Client to utilize as Client sees fit. Client has right to access the names, addresses and telephone numbers of those leads that are sent information on the Client.

         Law to Govern; Forum for Disputes. Any controversy or claim arising out of or relating to this contract or its breach shall be settled by arbitration administered by the American Arbitration Association, Massachusetts office, in accordance with its Commercial Arbitration Rules as amended and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                            OTC Communications Corp.

                            By: //s// GEOFFREY EITEN
                               Geoffrey Eiten, President

                            Eagle Wireless International


                            By: //s// H. DEAN CUBLEY
                               H. Dean Cubley, Authorized Agent




SCHEDULE A-1 Payment for services and reimbursement of expenses.

SCHEDULE A-2 Grant of options in advance of services rendered and reimbursement of expenses.

SCHEDULE A-1

PAYMENT FOR SERVICES
AND REIMBURSEMENT OF EXPENSES

         A. For the services to be rendered and performed by Company during the term of the Agreement, Client shall pay to Company the sum of $5,000 per month, payable on the first day of each month. The Client may adjust the level of service after a minimum period of six months.

         B. Client shall also reimburse Company for all reasonable and necessary out-of-pocket expenses incurred in the performance of its duties for Client upon presentation of statements setting forth in reasonable detail the amount of such expenses. Company shall not incur any expense for any single item in excess of $250 either verbally or written except upon the prior approval of the Client. Company agrees that any travel, entertainment or other expense which it may incur and which may be referable to more than one of its clients (including Client) will be prorated among the clients for whom such expense has been incurred.


                            OTC Communications Corp.

                            By: //s// GEOFFREY EITEN
                               Geoffrey Eiten, President


                            Eagle Wireless International


                            By: //s// H. DEAN CUBLEY
                               H. Dean Cubley, Authorized Agent

SCHEDULE A-2

GRANT OF OPTIONS TO OTC COMMUNICATIONS CORP.  IN ADVANCE OF SERVICES RENDERED*

         A. Grant of Options and Option Exercise Price. As compensation for the services to be rendered by Company hereunder, Client herewith issues and grants to Company stock options (the "Options) to purchase an aggregate of 100,000 shares of Client's Common Stock at an exercise price of $1.00 per share. The Options are exercisable upon and subject to the terms and conditions contained herein. The Options are exercisable during the period commencing on the date hereof and ending three years subsequent to the termination date of this Agreement. Options are to be issued at market price day agreement is executed.

         B. Manner of Exercise. Exercise of any of the Options by Company shall be by written notice to Client accompanied by Company's certified or bank check for the purchase price of the shares being purchased. Upon receipt of such notice and payment, Client shall promptly cause to be issued, without transfer or issue tax to the option holder or other person entitled to exercise the option, the number of shares for which the Option has been exercised, registered in the name of Company. Such shares, when issued, shall be fully paid and non-assessable.

         C. Option Shares. Company acknowledges that any shares which it may acquire from Client pursuant to the exercise of the Options provided for herein will not have been registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and therefore may not be sold or transferred by Company except in the event that such shares are the subject of a registration statement or any future sale or transfer is, in the opinion of counsel for Client, exempt from such registration provisions. Company acknowledges that any shares which it may acquire pursuant to the exercise of the Options will be for its own account and for investment purposes only and not with a view to the resale or redistribution of same. Company further consents that the following legend be placed upon all certificates for shares of Common Stock which may be issued to Company upon the exercise of the Options.

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

Company further consents that no stop transfer instructions being placed against all certificates may not be issued to it upon the exercise of the Options.

         D.   Adjustments in Option Shares.

         (i) In the event that Client shall at any time sub-divide its outstanding shares of Common Stock into a greater number of shares, the Option purchase price in effect prior to such sub-division shall be proportionately reduced and the number of shares of Common Stock purchasable shall be proportionately increased. In case the outstanding shares of Common Stock of Client shall be combined into a smaller number of shares, the Option purchase price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock purchasable shall be proportionately reduced.

         (ii) In case of any reclassification or change of outstanding shares of Common Stock issuable upon exercise of this Option (other than change in par value, or from par value to no par value, or from no par value to par value, or as a result or a subdivision or combination), or in case of any consolidation or merger of the Client with or into another corporation (other than a merger in which the Client is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock, other than a change in number of the shares issuable upon exercise of the Option) or in case of any sale or conveyance to another corporation of the property of the Client as an entirety or substantially as an entirety, the Holder of this Option shall have the right thereafter to exercise this Option into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Client for which the Option might have been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. The above provisions shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

                            OTC Communications Corp.

                            By: //s// GEOFFREY EITEN
                               Geoffrey Eiten, President

                            Eagle Wireless International


                            By: //s// H. DEAN CUBLEY
                               H. Dean Cubley, Authorized Agent

         *In addition to the compensation mentioned in Schedule A-1, OTC Communications will receive the options in Schedule A-2. Fifty percent (50%) of any profits OTC receives through the exercising of options will be credited to the client's account while this contract is in force. However, the amount of options exercised will be replaced by the client with the same number of options, at an exercise price equal to the current market price of the stock at the time of exercise. The replacement options will have a term of three years. Should this agreement be terminated by Client, all outstanding options and any credit balance held by the company shall remain an asset of the Company.